|	NEWS
		www.facebook.com/ford	www.twitter.com/ford

Ford Expands Door Latch Safety Recall in North America

DEARBORN, Mich., Sept. 8, 2016 – Ford Motor Company is expanding a previously announced safety recall regarding door latches to include approximately 1,500,000 additional vehicles at the request of the National Highway Traffic Safety Administration, bringing the total to 2,383,292 vehicles. Affected vehicles include 2013-15 Ford C-MAX and Ford Escape, 2012-15 Ford Focus, 2015 Ford Mustang and Lincoln MKC and 2014-16 Ford Transit Connect.

In the affected vehicles, the pawl spring tab in the side door latch could break. A door latch with a fractured pawl spring tab typically results in a “door-will-not-close” condition. A door that opens while driving increases the risk of injury.

Ford has identified one reported accident and three reported injuries that may be related to this issue.

There are 2,383,292 vehicles affected in this recall, including 2,046,297 in the United States and federalized territories, 233,034 in Canada and 61,363 in Mexico.

Dealers will replace side door latches at no cost to the customer.

Customers who want to know if their vehicle is included in this recall can visit www.ford.com, click on safety recalls at the bottom of the page and enter their vehicle identification number.

# # #

About Ford Motor Company
Ford Motor Company is a global automotive and mobility company based in Dearborn, Michigan. With about 203,000 employees and 67 plants worldwide, the company’s core business includes designing, manufacturing, marketing, financing and servicing a full line of Ford cars, trucks, SUVs and electrified vehicles, as well as Lincoln luxury vehicles. At the same time, Ford aggressively is pursuing emerging opportunities through Ford Smart Mobility, the company’s plan to be a leader in connectivity, mobility, autonomous vehicles, the customer experience, and data and analytics. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide or Ford Motor Credit Company, visit www.corporate.ford.com.

Contact:	John Cangany
313.317.7691
jcangany@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.